Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
August 31, 2020	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES THE ADVANCED MANUFACTURING PORTFOLIO
(SANTA CLARA, CA) – Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired the Advanced Manufacturing Portfolio (“AMP”), a 417,000-square-foot industrial and manufacturing campus, in Santa Clara, California.

The AMP is currently 100% leased to 10 tenants and provides a combination of light manufacturing and research and development (“R&D”) space. The four-building campus provides mission-critical space for tenants with business in the technology industry. The strategic location in the heart of Silicon Valley provides proximity to major technology tenants, as well as the premier high-tech talent pool.

The transaction increases Hines Global's industrial presence worldwide. “We're excited to further diversify our global portfolio and provide our investors with exposure to a well-located, strategic asset in the dynamic Silicon Valley market,” said Janice Walker, Chief Operating Officer of Hines Global Income Trust. “This is our third industrial and logistics closing in the past 90 days, and we continue to actively seek opportunities in the space.”

Demand for this type of space in Silicon Valley has continued to grow in recent years, while availability has simultaneously diminished. “We believe in the long-term supply/demand fundamentals of this product type, which have proven to be resilient to the economic downturn,” said Sam Cheikh, managing director in the Hines Bay Area Office.

Hines has been investing and developing in the industrial real estate sector since 1957 with a global track record of 314 projects in 12 countries. Globally, the firm has acquired 38 million square feet of space and developed 45 million square feet (with 8 million square feet of projects currently in design or under development) in the sector.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 225 cities in 25 countries. Hines has approximately $144.1 billion of assets under management, including $75.5 billion for which Hines serves as investment manager, including non-real estate assets, and $68.6 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,426 properties, totaling over 472 million square feet. The firm’s current property and asset management portfolio includes 576 properties, representing over 246 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future benefits to be realized with respect to Hines Global’s worldwide industrial and logistics portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the tenants at the AMP remaining committed to their lease agreements and continuing to pay rent in a timely manner, the ability of Hines to secure additional tenants at the AMP when vacancies arise, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.